UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 21, 2005
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Pride International, Inc. (“Pride”) has entered into an Employment/Non-Competition/Confidentiality Agreement dated November 21, 2005 with Brian C. Voegele for a two-year term (unless earlier terminated in accordance with the terms of the agreement) commencing within 10 business days following Pride’s filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2005 under which Mr. Voegele is to serve as Senior Vice President and Chief Financial Officer. Upon assumption of this position, Mr. Voegele will serve as Pride’s principal financial officer, replacing Louis A. Raspino, Pride’s President and Chief Executive Officer, who will continue to serve in that capacity until Mr. Voegele assumes the position.
     Mr. Voegele, 45, has been Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Offshore Logistics, Inc. since June 2005. Mr. Voegele previously was employed by Transocean, Inc. from 1989 to 2005, where he held several executive finance positions including Vice President, Finance; Vice President, Tax; and Vice President, Corporate Planning and Development. Prior to that, Mr. Voegele was a tax manager with Arthur Young & Co. Mr. Voegele is a certified public accountant with a Bachelor of Business Administration in Accounting from the University of Texas at Austin.
     There are no arrangements or understandings between Mr. Voegele and any other person pursuant to which he was selected as Senior Vice President and Chief Financial Officer. Pride is not aware of any transaction in which Mr. Voegele has an interest requiring disclosure under Item 404(a) of Regulation S-K.
     Mr. Voegele’s employment agreement provides that he will receive an annual salary, has the opportunity to earn an annual bonus under Pride’s bonus plan and is eligible to participate in Pride’s employee benefit plans and stock option and other incentive compensation plans. The agreement is subject to automatic renewals for successive one-year terms. Either party may terminate employment at any time. The agreement provides that if Mr. Voegele is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), Mr. Voegele will receive (1) an amount equal to one full year of base salary (not less than the highest annual base salary during the preceding three years); (2) one year of life, health, accident and disability insurance benefits for himself and his dependents; and (3) an amount equal to the target award under Pride’s annual bonus plan for the year of termination. The agreement treats death, disability, certain constructive termination events or Pride’s failure to renew the agreement at the end of its term as an involuntary termination.
     In the event of a termination of Mr. Voegele’s employment prior to a Change in Control and due to cause (which includes willful misconduct, failure to perform his duties or violation of the non-disclosure or non-competition covenants), Mr. Voegele will be entitled to receive only those payments and benefits that have accrued to him.

     The agreement also provides for compensation due to involuntary termination following a Change in Control. “Change in Control” for purposes of the agreement is defined to include the acquisition by a person of 20% or more of Pride’s voting power, specified changes in a majority of the board of directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company, a merger resulting in existing stockholders having at least 50% but less than 80% of the voting power of the surviving company and sale of all or substantially all of the assets of Pride. In the event of a Change in Control, the term of the agreement will be extended for a period of two years from the effective date of the Change in Control; provided that if the Change in Control involves a merger that results in existing stockholders having at least 50% but less than 80% of the voting power of the surviving company, the term of the agreement will be extended for one year. In the event of a termination during the extended term of the agreement (including voluntary resignation for any reason by Mr. Voegele within six months after a Change in Control that is not the result of a merger resulting in the existing stockholders holding between 50% and 80% of the voting power of the surviving company), Mr. Voegele will be entitled to receive (1) an amount equal to two full years of base salary (not less than the highest annual base salary during the preceding three years); (2) an amount equal to two times the maximum award under Pride’s annual bonus plan for the year of termination; and (3) life, health, accident and disability insurance continued for two years or until he receives similar benefits from another employer.
     In addition, the agreement provides an indefinite non-disclosure covenant and a noncompete covenant for twelve months after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of a Change in Control, the noncompete clause is void.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

10.1	Employment/Non-Competition/Confidentiality Agreement between Pride and Brian C. Voegele dated November 21, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President, General Counsel and Secretary

Date: November 28, 2005

EXHIBIT INDEX

No.	Description
10.1	Employment/Non-Competition/Confidentiality Agreement between Pride and Brian C. Voegele dated November 21, 2005.

5